Exhibit 5.1

[LETTERHEAD OF McKEE NELSON LLP]

June 26, 2008

SLC Student Loan Receivables I, Inc.

750 Washington Boulevard, 9th Floor

Stamford, Connecticut 06901

Re:

SLC Student Loan Trust 2008-2 Student Loan Asset-Backed Notes

Ladies and Gentlemen:

We have acted as counsel to The Student Loan Corporation (“SLC”) and SLC Student Loan Receivables I, Inc. (the “Depositor”) in connection with the issuance by SLC Student Loan Trust 2008-2 (the “Trust”) of its Student Loan-Backed Notes, Class A-1, Class A-2, Class A-3, Class A-4 and Class B (the “Notes”) pursuant to a prospectus dated June 9, 2008 (the “Base Prospectus”), as supplemented by a prospectus supplement dated June 11, 2008 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).  The Trust was formed pursuant to a short-form trust agreement, dated as of June 11, 2008, as amended and restated by the amended and restated trust agreement, dated as of June 26, 2008 (the “Trust Agreement”), between the Depositor and Wilmington Trust Company, as owner trustee (the “Owner Trustee”).

A registration statement of the Depositor on Form S-3 relating to the Notes (File No. 333-141134) was filed with the Securities and Exchange Commission (the “Commission”) on March 8, 2007 pursuant to the Securities Act of 1933, as amended (the “1933 Act”), together with Amendment No. 1 thereto filed with the Commission on March 20, 2007, and as declared effective on March 22, 2007 (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”).  As set forth in the Prospectus, the Notes will be issued under and pursuant to the indenture, dated as of June 26, 2008 (as amended and supplemented from time to time, the “Indenture”), among the Trust, Citibank, N.A., as eligible lender trustee on behalf of the Trust (in such capacity, the “Eligible Lender Trustee”), U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”) and Citibank, N.A., as indenture administrator (in such capacity, the “Indenture Administrator”).

We have examined forms of the:

(a)

Trust Agreement;

(b)

Indenture;

(c)

master terms purchase agreement, dated as of June 26, 2008, among SLC, the Eligible Lender Trustee on behalf of SLC, the Depositor and the Eligible Lender Trustee on behalf of the Depositor, and the related purchase agreement, dated June 26, 2008, among the same parties;

(d)

master terms sale agreement, dated as of June 26, 2008, among the Depositor, the Eligible Lender Trustee on behalf of the Depositor, the Trust and the Eligible Lender Trustee on behalf of the Trust, and the related sale agreement, dated as of June 26, 2008, among the same parties;

(e)

servicing agreement, dated as of June 26, 2008, among SLC, as servicer (in such capacity, the “Servicer”), SLC, as administrator (in such capacity, the “Administrator”), and the Trust;

(f)

subservicing agreement, dated as of June 26, 2008, between Citibank (South Dakota), National Association, as subservicer (in such capacity, the “Subservicer”), and the Servicer;

(g)

custody agreement, dated as of June 26, 2008, among Citibank (South Dakota), National Association, as custodian, the Servicer, the Trust, the Eligible Lender Trustee on behalf of the Trust and the Indenture Trustee;

(h)

eligible lender trust agreement, dated as of June 26, 2008, between the Depositor and the Eligible Lender Trustee;

(i)

eligible lender trust agreement, dated as of June 26, 2008, between the Trust and the Eligible Lender Trustee;

(j)

administration agreement, dated as of June 26, 2008, among the Trust, the Administrator, the Depositor and the Servicer;

(k)

sub-administration agreement, dated as of June 26, 2008, between CitiMortgage, Inc., as sub-administrator (the “Sub-administrator”), and the Administrator;

(l)

underwriting agreement, dated as of June 11, 2008 (the “Underwriting Agreement”), among the Trust, SLC and Citigroup Global Markets Inc. (“Citigroup”), acting on behalf of itself and as representative of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”) and Greenwich Capital Markets, Inc. (together with Citigroup and Merrill, the “Underwriters”);

(m)

the Registration Statement; and

(n)

specimens of each class of the Notes.

We refer to the documents listed in (a) through (n) above as the “Transaction Documents.”  Capitalized terms used but not defined herein have the meanings assigned to them in the applicable Transaction Documents.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates, papers, statutes, authorities and records as we have deemed relevant or necessary as a basis for the opinions set forth herein.

In all such examinations made by us in connection with this opinion, we have assumed the genuineness of all signatures, the completeness and authenticity of all records and all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.  With your permission, we have assumed that each party to a Transaction Document has the power and authority, corporate or other, to enter into and perform all obligations thereunder, has authorized the execution, delivery and performance of such Transaction Documents and has duly executed and delivered such Transaction Documents.  In addition, we express no opinion as to the enforceability of any Transaction Document against any party other than SLC and the Depositor.  We have also assumed that the sale and the issuance of the Notes have been authorized by all corporate action on the part of SLC and the Depositor.  As to any facts material to our opinions that were not known to us, we have relied upon the respective statements and representations of officers and other representatives of SLC, the Depositor, the Trust, the Underwriters, the Eligible Lender Trustee, the Owner Trustee, the Indenture Trustee, the Subservicer, the Sub-administrator and the independent public accountants and public officials of SLC and the Depositor.  Except as expressly set forth in this opinion letter, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets, or reviewed any of the assets conveyed to the Trust) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of SLC and the Depositor and others in connection with the preparation and delivery of this letter.

Based upon and subject to the foregoing, we are of the opinion that, assuming that the Notes have been validly executed by the Owner Trustee on behalf of the Trust, the Notes, when authenticated by the Indenture Administrator, issued in accordance with the provisions of the Indenture and delivered to and paid for pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Trust enforceable in accordance with their terms, except that enforceability thereof may be subject to (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity regardless of whether such enforceability is considered in a proceeding at law or in equity.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of New York.

We hereby consent to the filing of this letter and to the references to this firm under the heading “Legal Matters” in the Base Prospectus and “Legal Matters” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the 1933 Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Prospectus.

Very truly yours,

/s/ McKee Nelson LLP

McKEE NELSON LLP